                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)/1/
                               (Amendment No. 2)


                       The Dun & Bradstreet Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  26483E 10 0
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)

                        (Continued on following pages)

__________________

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

           ------------                                    -------------------
  CUSIP No. 26483E 10 0            13G                      Page 2 of 15 Pages
           ------------                                    -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Warren E. Buffett
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4.

      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             5,243,400
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          5,243,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,243,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

       6.7
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

  ---------------------                                    -------------------
  CUSIP No. 26483E 10 0            13G                      Page 3 of 15 Pages
  ---------------------                                    -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Berkshire Hathaway Inc.
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4.

      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             5,243,400
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          5,243,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,243,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.7
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      HC, CO
------------------------------------------------------------------------------

  ---------------------                                    -------------------
  CUSIP No. 26483E 10 0            13G                      Page 4 of 15 Pages
  -------- ------------                                    -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      OBH, Inc.
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4.

      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             5,243,400
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          5,243,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,243,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.7
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      HC, CO
------------------------------------------------------------------------------

  ---------------------                                    -------------------
  CUSIP No. 26483E 10 0            13G                      Page 5 of 15 Pages
  ---------------------                                    -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      National Indemnity Company
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4.

      Nebraska Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             5,243,400
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          5,243,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,243,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.7
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IC, CO
------------------------------------------------------------------------------

 -----------------------                                   --------------------
  CUSIP No. 26483E 10 0            13G                      Page 6 of 15 Pages
 -----------------------                                   --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      GEICO Corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware Corporation
------------------------------------------------------------------------------
     NUMBER OF       5    SOLE VOTING POWER

      SHARES
                          -0-
                   -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             3,929,850
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,929,850
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,929,850
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                         [_]
      Not Applicable
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.0
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      HC
------------------------------------------------------------------------------

 -----------------------                                   --------------------
  CUSIP NO. 26483E 10 0            13G                      Page 7 of 15 Pages
 -----------------------                                   --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Government Employees Insurance Company
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
                                                                (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4

      Maryland Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5

      SHARES              -0-
                   -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             3,929,850
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,929,850
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,929,850
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC
------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

     The Dun & Bradstreet Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

     One Diamond Hill Road
     Murray Hill, New Jersey 07974

Item 2(a). Name of Persons Filing:
Item 2(b). Address of Principal Business Office:
Item 2(c). Citizenship:

     Warren E. Buffett
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     United States Citizen

     Berkshire Hathaway Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Delaware Corporation

     OBH, Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Delaware Corporation

     National Indemnity Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     GEICO Corporation
     1 GEICO Plaza
     Washington DC 20076
     Delaware Corporation

     Government Employees Insurance Company
     1 GEICO Plaza
     Washington DC 20076
     Maryland Corporation

Item 2(d). Title of Class of Securities:

     Common Stock

Item 2(e). CUSIP Number:

     26483E 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) [_]   Broker or Dealer registered under Section 15 of the Act.

     (b) [_]   Bank as defined in Section 3(a)(6) of the Act.

     (c) [X]   Insurance Company as defined in Section 3(a)(19) of the Act.

               National Indemnity Company

               Government Employees Insurance Company

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [_] An investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

               OBH, Inc.
               Berkshire Hathaway Inc.
               Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)
               GEICO Corporation

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [X]   Group in accordance with Rule 13d-1(b)(1)(ii)(J).

               See Exhibit A

Item 4.  Ownership

     Warren E. Buffett

     (a) Amount Beneficially Owned:

         5,243,400

     (b)  Percent of Class:

          6.7

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               5,243,400

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               5,243,400

     Berkshire Hathaway Inc.

     (a)  Amount Beneficially Owned:

          5,243,400

     (b)  Percent of Class:

          6.7

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               5,243,400

          (iii) sole power to dispose or direct the disposition of:
               -0-

          (iv) shared power to dispose or to direct the disposition of:

               5,243,400

     OBH, Inc.

     (a)  Amount Beneficially Owned:

          5,243,400

     (b)  Percent of Class:

          6.7

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               5,243,400

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               5,243,400

     National Indemnity Company

     (a)  Amount Beneficially Owned:

          5,243,400

     (b)  Percent of Class:

          6.7

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:
               -0-

          (ii) shared power to vote or to direct the vote:

               5,243,400

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               5,243,400

     GEICO Corporation

     (a)  Amount Beneficially Owned:

          3,929,850

     (b)  Percent of Class:

          5.0

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               3,929,850

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               3,929,850


     Government Employees Insurance Company

     (a)  Amount Beneficially Owned:

          3,929,850

     (b)  Percent of Class:

          5.0

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               3,929,850

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               3,929,850

Item 5.   Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

     See Exhibit A

Item 8.   Identification and Classification of Members of the Group.

     See Exhibit A

Item 9.   Notice of Dissolution of Group.

     Not Applicable

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 2002


 /s/ Warren E. Buffett
Warren E. Buffett



BERKSHIRE HATHAWAY INC.                      OBH, INC.

By: /s/  Warren E. Buffett              By: /s/ Warren E. Buffett
    Chairman of the Board                   Chairman of the Board



NATIONAL INDEMNITY COMPANY                   GEICO CORPORATION

By: /s/  Warren W. Buffett              By: /s/ Warren E. Buffett
    Chairman of the Board                   Chairman of the Board



                                             GOVERNMENT EMPLOYEES
                                             INSURANCE COMPANY

                                        By: /s/ Warren E. Buffett
                                            Chairman of the Board

                                   Exhibit A

                            MEMBERS OF FILING GROUP


PARENT HOLDING COMPANY:


Berkshire Hathaway Inc.

OBH, Inc.
GEICO Corporation
Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Government Employees Insurance Company